Exhibit 99.1

Contact:  John P. Funkhouser
President and Chief Executive Officer
    or
Michael Riddle
Executive Vice President
(919) 582-2600
www.pharmanetics.com

PHARMANETICS ANNOUNCES COLLABORATIVE SALES AND MARKETING
PROGRAM WITH AVENTIS FOR LAUNCH OF ENOXAPARIN TEST

PharmaNetics Provides Financial Guidance for 2003

Raleigh, NC (January 9, 2003) – PharmaNetics, Inc. (NASDAQ/NM: PHAR), a leader in theranostic management, today announced details for a collaborative marketing program with Aventis Pharmaceuticals Inc., the U.S. pharmaceutical company of Aventis (NYSE:AVE), to coordinate sales, marketing and educational efforts to promote the use of the ENOX test, for which PharmaNetics received FDA clearance in August 2002. The ENOX test is used to detect the anticoagulant effects of Aventis Pharmaceuticals’ enoxaparin sodium (Lovenox®), the number-one selling low-molecular weight heparin (LMWH) in the world, in unstable angina patients.

Pharmanetics entered into a collaboration agreement with Aventis to develop a rapid bedside test for monitoring the effects of enoxaparin in patients experiencing unstable angina and receiving enoxaparin sodium. The development program was conducted to address a desire by some cardiovascular interventionalists to discern the anticoagulant effects of enoxaparin during invasive cardiac procedures. PharmaNetics and Aventis have agreed to initiate coordinated advertising, marketing, and educational programs. “This initiative is of major importance to PharmaNetics because much of the sales development expense and effort is provided by Aventis. We are in the process of hiring our own sales force to work with Aventis’ 700-person Lovenox sales force to make joint calls on qualified hospital leads within the top 600 hospitals. The sales, marketing, and educational material will be co-branded. We believe this launch represents one of the first joint marketing efforts between a diagnostic company and a major pharmaceutical company to promote rapid testing to enhance product utilization. This collaborative venture is a major milestone for our company and allows PharmaNetics to leverage its sales personnel significantly,” said Michael Riddle, executive vice president, who oversees PharmaNetics’ sales and marketing.

“For PharmaNetics, this co-marketing program with Aventis represents proof of the theranostic model. PharmaNetics was founded on its belief that rapid bedside testing could provide physicians with the necessary information to determine individual patients’ anticoagulant status and, therefore, allow them to rapidly adjust therapy accordingly. We are proud to be a part of Aventis’ commitment to managing difficult patient subsets using Lovenox within certain cardiovascular settings. We believe this model is applicable to any company introducing anticoagulants,” said John Funkhouser, PharmaNetics’ president and chief executive officer.

In an effort to provide some financial guidance for calendar year 2003, PharmaNetics has set financial goals based on various sales penetration rates. The Company's major profit driver for 2003-2004 is the

ENOX test, and it should be noted that the test is a new product, entering a new market and sold through a novel sales approach. Therefore, PharmaNetics has deliberately set broad financial parameters. At this time, internal projections anticipate monthly cash flow breakeven by the fourth quarter of 2003, and depending on the rate of hospital penetration, the annual net loss could range from $4 million, or $0.44 per share, to breakeven. In 2004, the Company projects net income in the range of $6 to $12 million, or $0.52 to $1.04 per share. In 2005, the Company projects net income, for existing tests only, in the range of $10 to $22 million, or $0.86 to $1.90 per share. As the Company gains experience selling the test, it will be in a better position to give further guidance as to market penetration and to narrow the range of estimated earnings.

The presentation of these expectations constitutes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forecasts included herein were prepared by the Company’s management for the purpose of providing all investors with forward-looking financial information frequently sought by the investment community. The forecasts are based on a variety of estimates and assumptions made by management of the Company, many of which cannot be accurately predicted, may not be realized, and are subject to significant business, economic and competitive uncertainties. Accordingly, there can be no assurance that the assumptions made in preparing the forecasts will prove accurate, and actual results may vary materially from those contained in the forecasts. For these reasons, the forecasts should not be regarded as an accurate prediction of future results, but only of results that may be obtained if substantially all of management’s principal expectations and assumptions are realized.

PharmaNetics, Inc., a leading biotech company, conceived the term “theranostics,” defining an emerging new field of medicine that enables physicians to monitor the effect of antithrombotic agents in patients being treated for angina, myocardial infarction (heart attack), stroke, and pulmonary and arterial emboli. The Company develops, manufactures and markets rapid turnaround diagnostics to assess blood clot formation and dissolution. PharmaNetics develops tests based on its proprietary, dry chemistry Thrombolytic Assessment System for its principal target market of managing powerful new drug compounds, some of which may have narrow therapeutic ranges, as well as for monitoring routine anticoagulants. For more information about the Company and the ENOX Test, please visit PharmaNetics’ website at: www.pharmanetics.com.

This press release contains forward-looking statements regarding future events and the future performance of PharmaNetics that involve risks and uncertainties, such as risks related to market acceptance, clinical trials and dependence on third-party distributors and collaborative partners that could cause actual results to differ materially from those projected in the forward-looking statements. Information concerning these and other of the factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company's SEC filings, including Form 10-K, Form 10-Q and Form 8-K reports.